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                                                                 Exhibit 99.15

                                                                October 18, 2000

                                                 Bank of America, N.A.
                                                 The Chase Manhattan Bank
                                                 Societe Generale
                                                 UBS AG

AXA

21, avenue Matignon

75008 Paris

Attention: Emmanuel VERCOUSTRE

Dear Sirs,

Re: US$ 5,000,000,000 Multi-currency dual-tranche credit facility (the
    "Facility")
    Commitment Letter

You have advised us that you desire to establish the Facility for an amount of up to US$ 5,000,000,000 (the "Facility Amount") or its equivalent in other currencies, the proceeds of which would be used to (i) finance the acquisition of all outstanding shares of AXA Financial Inc. (the "Target") not actually held, directly or indirectly, by the Borrower (the "Shares"), as referred to or contemplated by the Offer Documents to be despatched to the shareholders of Target in respect of a Tender Offer (the "Offer") proposed to be made to the shareholders of Target, and (ii) to finance the acquisition by the Borrower of Shares actually held by AXA Equity & Law Assurance Society.

Capitalised terms used herein without definition have the meanings ascribed to them in Annex I hereto.

1.    COMMITMENT TERMS

      Bank of America International Limited ("Bank of America"), Chase Manhattan Plc ("Chase"), SG Investment Banking ("SGIB") and UBS Warburg Ltd ("UBS") (each an "Arranger" and together the "Arrangers") are pleased to confirm their several commitments to arrange the Facility on the terms set out in this letter. Bank of America, N.A., The Chase Manhattan Bank, Societe Generale and UBS AG (the "Underwriters")
      confirm their several commitments to underwrite the entire amount of the Facility, subject to the terms and
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      conditions set out in this letter and the attached Annex I. Each
      Underwriter severally commits to underwrite US$ 1,250,000,000 of the Facility Amount. The Arrangers are also pleased to confirm that their final take in the Facility shall be equal at least to 125% (or any other amount determined by AXA and the Arrangers) of the final take of the Senior Co-Arrangers (being defined as the most important Lenders (as defined below) under the Facility, with the exception of the Arrangers). This Commitment Letter should be read in conjunction with the fee letter of even date herewith (the "Fee Letter"). This Commitment Letter, Annex I and the Fee Letter are referred to collectively as the "Commitment Documents".

      The commitment of each Arranger and each Underwriter is several and failure by one Arranger or Underwriter to perform its obligations hereunder shall not affect the rights and obligations of any other Arranger or Underwriter. Each Arranger and each Underwriter may, except as otherwise stated, enforce its rights separately. No Arranger or Underwriter shall be responsible for the obligations of the other Arranger or Underwriter.

2.    CONDITIONS PRECEDENT

2.1 Each Arranger's obligation to perform the services to be performed by it hereunder and each Underwriter's respective commitment hereunder is subject to:

      (i) the preparation, execution and delivery, on or prior to 15 December 2000 (or any other date agreed in writing by the Arrangers and AXA) of a mutually acceptable definitive facility agreement (the "Facility Agreement") incorporating substantially the terms and conditions outlined in Annex I;

      (ii)  execution of the Fee Letter; and

      (iii) your compliance with the terms of this Commitment Letter and the Fee Letter.

2.2 Each of the Arrangers, Underwriters and yourselves confirm that Annex I is a summary of the terms agreed between them and addresses all material commercial issues required to be addressed in the Facility Agreement. The Arrangers, Underwriters and yourselves will negotiate the Facility Agreement in good faith and without delay. Once that Facility Agreement has been finalised, the Arrangers/Underwriters will execute it within 2 Paris banking days (i.e. days on which banks are open for business in Paris) of your having requested them to do so if you yourself do so substantially at the same time, and on condition that the date of joint execution falls no later than the date specified in paragraph 2.1(i).

3.    SYNDICATION

3.1 The Arrangers shall have the exclusive right to syndicate together a portion of their commitments to one or more other financial institutions following consultation with you (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the "Lenders").

3.2 You confirm to the Arrangers that your intention is to ensure a successful syndication of the


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      Facility in the light of market conditions prevailing at the relevant time. Successful syndication of the Facility is defined as each Underwriter achieving its targeted hold position of US$ 400 million. Accordingly, if the Arrangers notify you that reasonable changes to the structure, terms and/or pricing (but not the amount) of the Facility would be required in their reasonable opinion in order to ensure a successful syndication of the Facility, the Arrangers and you shall negotiate in good faith to agree changes to the structure, terms and/or pricing (but not the amount) of the Facility. The Arrangers' and Underwriters' obligations under this letter and the Facility Agreement are subject to your agreement to any such change made or requested by the Arrangers under this paragraph (provided always that the amount of each Underwriter's commitment shall not be amended). We will use all reasonable efforts to complete syndication of the Facility before 15 November 2000.

3.3 The Arrangers will act as arrangers with respect to the Facility and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided.

3.4 You will endeavour to take all such action as the Arrangers may reasonably jointly request to assist them in forming a syndicate acceptable to them and you, such as (i) obtaining the attendance of senior management and your other representatives at information meetings with potential Lenders, subject to their availability, (ii) ensuring that the syndication efforts benefit from your lending relationships and (iii) providing each Arranger with all public information reasonably deemed necessary by it to complete the information memorandum and successful syndication.

3.5 To ensure an orderly and effective syndication of the Facility, you agree that until the termination of the syndication (as determined by the Arrangers in good faith), you will not, without prior consultation with the Arrangers, syndicate or issue, or announce the syndication or issuance of, any debt facility (excluding any renewals of any bilateral arrangements for an amount and term not greater than its existing amount and term) or listed debt securities (excluding (i) any issuance by the Borrower of any subordinated notes or preferred shares and (ii) any renewals of any debt securities for an amount and term not greater than its existing amount and term and any renewal of a programme for the issue of debt securities for an amount and term no greater than its existing amount and term) in the commercial bank (or debt capital) markets, but this will not apply to any medium or short term debt securities (including the issuance of billets de tresorerie, bons a moyen terme negociables under the existing programmes of the Borrower), repurchase agreements (including pensions livrees), derivative instruments or securities lending carried out in the ordinary course of your cash management. For the avoidance of doubt, this shall not prevent generally the use of any existing facilities.

3.6 You agree that Bank of America, Chase, SGIB and UBS will act as the sole Arrangers for the Facility and that Societe Generale will act as the sole agent (the "Agent") for the Facility and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without each Arranger's and Axa's consent.

3.7 The agreements of the Arrangers and Underwriters hereunder are made solely for the benefit of you and may not be relied upon by any other person.

4.    COMMITMENT TERMINATION


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      Each Underwriter's commitment set forth in this Commitment Letter will terminate on the first to occur of:

      (i) the date on which Facility Agreement evidencing the Facility is signed by the parties thereto;

      (ii) the date on which you notify the Arrangers that the Offer will not be made, or on which the Offer is withdrawn or otherwise fails; and

      (iii) the date on which any condition set forth in paragraph 2 can no longer be satisfied.

      Prior to such date, this Commitment Letter may be terminated by you at any time at your option against payment of all fees, expenses and other amounts then payable under the Commitment Documents. Notwithstanding the above, the provisions of the Fee Letter and paragraphs 5, 6 and 8 shall survive the expiration or termination of this Commitment Letter, together (in the event that termination occurs under (ii) of this paragraph 4) with those of paragraph 3).

5.    INDEMNIFICATION

5.1 You agree to indemnify each Arranger, Underwriter and in each case each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any claims, damages, losses, liabilities, costs and expenses (including, without limitation, duly documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party by reason of any act or omission on your part, or on the part of any director, employee, agent, advisor or representative of yourself relating to the Commitment Documents, the Offer or the transactions contemplated hereby or thereby, or any use made or proposed to be made of the proceeds of the Facility (except to the extent such claim, damage, loss, liability, cost or expense resulted from any Indemnified Party's negligence or wilful misconduct).

5.2 You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you for or in connection with the transactions referred to above, except to the extent such liability is found to have resulted from such Indemnified Party's negligence or willful misconduct.

6.    CONFIDENTIALITY

6.1 Each party agrees that the Commitment Documents are for its confidential use only and that neither their existence nor the terms thereof will be disclosed by any party to any person other than its own officers, directors, employees, accountants, attorneys and other advisors or those of AXA Financial Inc., and then only on a "need to know" basis in connection with the transactions contemplated thereby and on a confidential basis.

6.2 Notwithstanding the foregoing, following your return of your executed copies of the Commitment Documents to each Arranger as provided below, (i) you and we may on or after announcement of the Offer make public disclosure of the existence and amount of each Underwriter's commitment hereunder and of Bank of America, Chase, Societe Generale and UBS identity as Arrangers of the Facility, of Societe Generale's identity as Agent of the


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      facility and of the amount and tenor of the Facility (ii) you and we may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (iii) you and we may make such other public disclosures of the terms and conditions hereof as you and we are required by applicable law to make (or as so requested by applicable regulatory authorities) and (iv) you and we may disclose the terms of Annex I to this letter to banks invited to join the bank syndicate, as part of an approach to or discussion with those banks co-ordinated with the Arrangers.

6.3 You should be aware that each Arranger, Underwriter or one or more of their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with each Arranger's longstanding policy to hold in confidence the affairs of its customers, neither Arranger/Underwriter nor any of its affiliates will furnish confidential information obtained from you to any of its other customers. By the same token, none of the Arrangers, Underwriters nor any of their respective affiliates will make available to you confidential information that it obtained or may obtain from any other customer.

6.4 Notwithstanding anything to the contrary herein, UBS or any of its affiliates may provide to PaineWebber Group Inc. and its affiliates (collectively, "PaineWebber") information, documentation or materials (collectively, "Materials") related to the transactions contemplated hereby or related to any other party to this letter or party to such transactions; provided that the Materials will be provided to PaineWebber only in connection with and for purposes directly related to the evaluation of such transactions or otherwise in connection with the effectuation of the merger of PaineWebber with UBS and that the officers and employees of PaineWebber receiving Materials will be informed of and will agree with respect of the confidentiality hereof.

6.5 You shall obtain the consent of the Arrangers (such consent not to be unreasonably withheld or delayed) to any written publication during the Offer period which makes reference to the Facility, the Commitment Documents, the Arrangers, the Underwriters, the Agent or a Lender.

7.    GOVERNING LAW/JURISDICTION

      This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of France. The Tribunal de Commerce de Paris shall have exclusive jurisdiction in relation to all disputes arising in connection with the Commitment Documents.

8.    ENTIRE AGREEMENT

      The Commitment Documents set forth the entire agreement between the parties with respect to the matters addressed therein and supersede all prior communications, written or oral, with respect thereto and may only be modified in writing. Delivery of an executed signature page to any Commitment Document by facsimile shall be as effective as delivery of a manually executed document.

      Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Bank of America, Chase,


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      Societe Generale and UBS on October 18th, 2000, the time at which the commitment offer of each Arranger set forth above (if not so accepted prior thereto) will expire. If you elect to deliver the above documents by facsimile, please arrange for the executed originals to follow by next-day courier.


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Yours faithfully,


for and on behalf of                    Date: 18 October 2000
the ARRANGERS and the UNDERWRITERS:

Bank of America International Limited, Bank of America, N.A., as Underwriter as Arranger

By:   /s/ Charles Bingham               By:   /s/ Charles Bingham
      -------------------                     --------------------
      Charles Bingham                         Charles Bingham
Title: Managing Director                Title: Managing Director


Chase Manhattan Plc, as Arranger        The Chase Manhattan Bank, as Underwriter

By:    /s/ Parker Griffin               By:    /s/ Alan R. Badanes
       -------------------                     --------------------
       Parker Griffin                          Alan R. Badanes
Title: Managing Director                Title: Managing Director


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SG Investment Banking, as Arranger      Societe Generale, as Underwriter

By: /s/ Jean-Claude Luu van Lang    By: /s/ Jean-Claude Luu van Lang
    -------------------------           --------------------------
    Jean-Claude Luu van Lang            Jean-Claude Luu van Lang
Title: Director                     Title: Director


UBS Warburg Ltd., as Arranger           UBS AG, as Underwriter

By: /s/ Donald Procter              By: /s/ Donald Procter
    -------------------------           --------------------------
    Donald Procter                      Donald Procter
Title: Executive Director               Title: Executive Director

By: /s/ Valerio Forte               By: /s/ Valerio Forte
    -------------------------           --------------------------
       Valerio Forte                    Valerio Forte
Title: Executive Director           Title: Executive Director


for and on behalf of AXA

By: /s/ Gerard de La Martiniere
    ------------------------------
    Gerard de La Martiniere
Title: Member of the Management Board


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